Exhibit 10.33

CASINO FACILITIES AGREEMENT

(Lake Tahoe)

THIS CASINO FACILITIES AGREEMENT (this “Agreement”), dated as of June 30, 2004 (the “Effective Date”), by and between HYATT CORPORATION, a Delaware corporation (“Hyatt”), and HCC CORPORATION, a Nevada corporation (“HCC”). Each of Hyatt and HCC are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Gaming Space Lease Agreement, dated as of February 1, 1997 (as the same may be amended or modified from time to time, the “Lease Agreement”) between Hyatt Equities, L.L.C., a Delaware limited liability company, and HCC, HCC leases approximately 19,000 square feet of space in the facility commonly known as the Hyatt Regency Lake Tahoe Resort & Casino (the “Resort”), located in Incline Village, Nevada, which space is used to operate a casino and certain related facilities; and

WHEREAS, in order to provide for the orderly conduct of the Business (as hereinafter defined) at the Facilities (as hereinafter defined), and upon the terms and subject to the conditions set forth in this Agreement, Hyatt and HCC desire to provide for certain services for the benefit of HCC.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

(a) Certain Definitions. The following terms shall have the meanings specified below:

“AAA” means the American Arbitration Association.

“Action” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The terms “controls,” “controlled by” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

“Business” means the ownership, management and/or operation of the Facilities, and/or rendering consulting services in connection therewith, by HCC and its Subsidiaries, including, but not limited to, the development, construction, equipping, finishing, furnishing, maintenance, operation, management, advertising, marketing and promotion of the Facilities.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Chicago, Illinois generally are authorized or required by law or regulation to close.

“Change of Control Event” means, with respect to any Person, (i) the sale of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, to one or more Persons other than PFBIs in one transaction or a series of related transactions, (ii) a merger, consolidation, refinancing or recapitalization as a result of which one or more PFBIs collectively own or control, directly or indirectly, less than a majority of the voting securities of such Person or, as applicable, the continuing or surviving entity immediately after such transaction, or (iii) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any Affiliates thereof (other than PFBIs) of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of at least a majority of the total voting power of all classes of securities of such Person entitled to vote generally in the election of directors or persons serving in similar functions.

“Employee Benefits Allocation Agreement” means that certain Employee Benefits Allocation Agreement, dated as of June 30, 2004, among Hyatt, Hyatt Gaming Management, Inc., H Group Holding, Inc., HCC, and Grand Victoria Casino & Resort, L.P.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means those casino and certain related facilities associated with the Resort which offer games of chance, including, without limitation, slot machines, video lottery terminals, video machines, table games, “sport’s books,” bingo, racing, jai alai, and other games of chance and other endeavors that are common in gaming facilities in the respective locations in which the business of HCC is at the Effective Date or may in the future be conducted, and restaurants, bars, lounges, entertainment facilities and shopping venues and other facilities associated therewith.

“HCC Change of Control Event” means an Change of Control Event of HCC.

“Hyatt Change of Control Event” means a Change of Control Event of Hyatt or any Hyatt Parent.

“Hyatt Parent” means any Person of which Hyatt is a direct or indirect wholly-owned Subsidiary.

“Insurance Proceeds” means those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

“Management Agreement” means that certain Amended and Restated Management Agreement dated as of February 1, 1997 between Hyatt Equities, L.L.C. and Hyatt Tahoe Casino Management, Inc.

“Master Distribution Agreement” means that certain Master Distribution Agreement, dated as of June 30, 2004, among H Group Holding, Inc., Hyatt, and CC-Development Group, Inc.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any government or governmental entity.

“Prime Rate” means the prime interest rate as reported in The Wall Street Journal on a specified date.

“PFBI” includes (i) all lineal descendants of Nicholas J. Pritzker, deceased; (ii) all trusts for the benefit of any individual described in clause (i) and the trustees of such trusts; (iii) all legal representatives of any individual or trust described in clauses (i) or (ii); and (iv) all Persons controlling, controlled by or under common control with any Person described in clauses (i), (ii) or (iii).

“Related Agreements” means all of the agreements, instruments, assignments or other documents set forth in writing, which are entered into in connection with the transactions contemplated by the Master Distribution Agreement and, including, without limitation: the documents relating to the Preliminary Transactions (as defined in the Master Distribution Agreement), the Employee Benefits Allocation Agreement, the Tax Separation Agreement (as defined in the Master Distribution Agreement), and the Transition Services Agreements.

“Subsidiary” means, with respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any corporate or non- corporate entity in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has an ownership interest and which is included in the consolidated financial reports of such Person consistent with generally accepted accounting principles.

“Transition Services Agreements” means (i) that certain Transition Services Agreement, dated as of June 30, 2004, between Hyatt and Hyatt Gaming Management, Inc., (ii) that certain Transition Services Agreement, dated as of June 30, 2004, between Hyatt and H Group Holding, Inc., and (iii) that certain Transition Services Agreement, dated as of June 30, 2004, between Hyatt and CC-Development Group, Inc.

(b) Other Defined Terms. Capitalized terms used herein but not otherwise defined above have the meanings set forth in the sections referenced below:

Defined Term	Section Reference
Agreement	Preamble
Claim	9.1(b)
Confidential Information	6.1
Effective Date	Preamble
HCC	Preamble
HCC Indemnitees	8.2
Hyatt	Preamble
Hyatt Indemnitees	8.1
Indemnifiable Loss	8.3
Indemnifying Party	8.3
Indemnitee	8.3
Lease Agreement	Recitals
Losses	8.1
Party and Parties	Preamble
Monthly Payment	3.3
Monthly Payment Period	3.3
Request for Arbitration	9.1(a)
Services	2.1
Third Party Claim	8.4

ARTICLE II.

SERVICES

Section 2.1 Services. Subject to the provisions of Article IV and Section 2.4 hereof, during the term of this Agreement, Hyatt shall use reasonable efforts to provide, or cause to be provided, to HCC each of the services set forth on Exhibit A attached hereto (collectively, the “Services”) in respect of the Facilities.

Section 2.2 Independent Contractor. The relationship of Hyatt and/or any party providing services hereunder, on the one hand, to HCC, on the other hand, pursuant to this Agreement is that of an independent contractor. HCC acknowledges that Hyatt may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to third parties. Hyatt may, at any time and in its sole discretion, determine the means and methods by which the Services are to be provided, including pursuant to subcontracting arrangements with third parties for the provision of any or all of the Services; provided, that Hyatt shall use reasonable efforts to provide notice to HCC in the event it (a) enters into a new subcontracting relationship for a material Service not subcontracted by Hyatt as of the Effective Date or (b) changes subcontractors with respect to a service subcontracted by Hyatt as of the date of this Agreement; provided, further, that failure by Hyatt to provide such notice shall not be a breach of this Agreement. Hyatt shall be responsible for providing all materials, tools and facilities used by Hyatt to provide the Services. This Agreement is not intended to create and shall not be construed as creating between Hyatt or any of its Affiliates, on the one hand, and HCC or any of its Affiliates, on the other hand, any relationship other than as an independent contractor and purchaser of contract services, it being specifically acknowledged that there is no relationship between the parties of affiliate, principal and agent, joint venture, partnership, or similar relationship any relationship that imposes or implies any fiduciary duty, including, without limitation, any duty of care or duty of loyalty.

Section 2.3 Service Levels. The Services shall be provided at commercially reasonable levels of quality, care and service.

Section 2.4 Termination of One or More Services. Notwithstanding Section 4.1 hereof, HCC shall have the right at any time during the term of this Agreement to terminate or reduce HCC’s use of any one or more of the Services, for any reason or no reason, upon no less than thirty (30) days’ prior written notice to Hyatt.

Section 2.5 Audit of Services. Upon reasonable request during normal business hours, each Party shall permit the other Party or its representatives to examine and make copies and abstracts from its books and records solely related to the Services for the purpose of auditing the charges under the terms of this Agreement and/or generally reviewing the Services provided and consumed hereunder. All costs and expenses of such inspection shall be borne by the inspecting Party.

Section 2.6 Record-Keeping. Each of Hyatt and HCC agrees to retain all books and records with respect to matters relating to the Services in accordance with Hyatt’s Records Retention Policy as in effect from time to time. Hyatt will provide HCC with a copy of its record retention policies in effect as of the date of this Agreement, and thereafter, shall use reasonable efforts to provide HCC with notice of material modifications to such policies in a timely manner. HCC may request that Hyatt make specific exceptions to its record retention policies, and Hyatt will use reasonable efforts to accommodate such requests. Notwithstanding the foregoing, each Party agrees to use reasonable efforts to give the other Party reasonable written notice prior to transferring (other than for storage purposes and in connection with the Services), destroying or discarding any books and records of the other, and, if the other Party so requests, Hyatt and HCC shall, and shall cause their Affiliates, as applicable, to allow the other Party to take possession of such books and records or copies thereof.

Section 2.7 Use of Services. HCC covenants and agrees that it will not resell any Service; provided, however, such Services may be resold or passed through by it in connection with the conduct of the Business and the Facilities consistent with past practice. HCC further covenants and agrees that it will not use any Service in any way other than in connection with the conduct of the Business, except as may otherwise be determined by mutual written agreement of the Parties.

Section 2.8 Priority of Lease Agreement. The Parties acknowledge and agree that (a) to the extent any provision of this Agreement conflicts with any provision of the Lease Agreement, the Lease Agreement shall govern to the extent necessary to resolve the conflict, and (b) in the event any Services are also services provided pursuant to the terms of the Lease Agreement, they shall be provided in accordance with such terms and conditions of the Lease Agreement and not pursuant to terms of this Agreement.

Section 2.9 Priority of Employee Benefits Allocation Agreement. The Parties acknowledge and agree that (a) to the extent any provision of this Agreement conflicts with any provision of the Employee Benefits Allocation Agreement, the Employee Benefits Allocation Agreement shall govern to the extent necessary to resolve the conflict, and (b) in the event any Services are also services to be provided pursuant to the terms of the Employee Benefits Allocation Agreement, they shall be provided in accordance with such terms and conditions of the Employee Benefits Allocation Agreement and not pursuant to terms of this Agreement.

Section 2.10 Priority of Master Distribution Agreement. The Parties acknowledge and agree that (a) to the extent any provision of this Agreement conflicts with any provision of the Master Distribution Agreement, the Master Distribution Agreement shall govern to the extent necessary to resolve the conflict, and (b) in the event any Services are also services to be provided pursuant to the terms of the Master Distribution Agreement, they shall be provided in accordance with such terms and conditions of the Master Distribution Agreement and not pursuant to terms of this Agreement.

Section 2.11 Priority of Transition Services Agreements. The Parties acknowledge and agree that (a) to the extent any provision of this Agreement conflicts with any provision of any of the Transition Services Agreements, such Transition Services Agreement shall govern to the extent necessary to resolve the conflict, and (b) in the event any Services are also services to be provided pursuant to the terms of any of the Transition Services Agreements, they shall be provided in accordance with such terms and conditions of such Transition Services Agreement and not pursuant to terms of this Agreement.

Section 2.12 Names; Trademarks. This Agreement does not confer upon either Party the right to use any name, trademark, service mark, trade name, or assumed name of the other Party.

ARTICLE III.

FEES AND EXPENSES

Section 3.1 Fees and Expenses. HCC shall pay fees and expenses for the Services in the amounts set forth on Exhibit A attached hereto. The Parties agree to review the fees and expenses set forth on Exhibit A annually and, subject to the mutual agreement of the Parties, adjust such fees and expenses as the Parties deem necessary.

Section 3.2 Timing of Payment. Hyatt shall invoice HCC for fees and expenses incurred pursuant to Section 3.2 within thirty (30) days of the last day of each calendar month during the term of this Agreement (each, a “Monthly Payment Period” and with respect to each payment, a “Monthly Payment”), and HCC shall pay the amount reflected on the invoice within thirty (30) days of the receipt thereof. If this Agreement is terminated on a date other than the last day of a Monthly Payment Period, then within (30) days of such termination, Hyatt shall invoice HCC for any accrued but unpaid fees through the date of termination and HCC shall pay such fees within thirty (30) days of receipt of the invoice. Late payments shall bear interest at a rate of the Prime Rate, which shall be determined as of the date of invoice (or the next Business Day, if the invoice is dated as of a non-Business Day), plus two percent (2%). Interest on late payments shall accrue from the date of the invoice (or the next Business Day, if the invoice is dated as of a non-Business Day).

Section 3.3 No Offset. HCC shall pay all fees and expenses under this Agreement independently of any fees, expenses or other obligations existing under the Lease Agreement, and no offset or claim that HCC now has or may in the future have against Hyatt shall relieve HCC from making any Monthly Payment hereunder.

ARTICLE IV.

TERM; TERMINATION

Section 4.1 Term. The Services shall be provided during the period from and including the Effective Date until the earlier of (a) the termination of this Agreement pursuant to Section 4.2, (b) the termination or expiration of the Lease Agreement in accordance with the provisions thereof, or (c) the termination or expiration of the Management Agreement with respect to the Resort in accordance with the provisions thereof.

Section 4.2 Termination.

(a) Notwithstanding Section 4.1 hereof, HCC shall have the right at any time during the term of this Agreement to terminate this Agreement upon no fewer than thirty (30) days prior written notice if it terminates all of the Services to be provided hereunder pursuant to Section 2.4.

(b) Notwithstanding Section 4.1 hereof, Hyatt shall have the right at any time during the term of this Agreement to terminate this Agreement (i) if HCC fails to pay, or cause to be paid, any expense for which it has received an invoice pursuant to Section 3.1 or any Monthly Payment pursuant to Section 3.3 within thirty (30) days following HCC’s receipt of written notice of non-payment, or (ii) upon consummation of a HCC Change of Control Event; provided, however, that in each case Hyatt shall provide no fewer than forty-five (45) days prior written notice of such termination, and in the case of (ii) above, such longer period (not to exceed ninety (90) days) as may be necessary or appropriate for the orderly transfer of the Services.

Section 4.3 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 4.2 hereof, all obligations of Hyatt and HCC under this Agreement shall terminate, except that the obligations set forth in Section 2.5 (Audit of Services), Section 2.6 (Record-Keeping), Article III (Fees and Expenses), Section 6.1 (Confidentiality), Article VII (Limitation on Damages; Liability), Article VIII (Indemnification), Article IX (Arbitration), Article X (Miscellaneous) and this Section 4.3 will survive such termination unimpaired.

ARTICLE V.

INTELLECTUAL PROPERTY

Section 5.1 Third Party Intellectual Property Licenses. Each Party, at its own expense, shall obtain all third party intellectual property licenses necessary for the operation of the Business or for the provision or receipt of the Services which are not otherwise included as part of the Services described on Exhibit A. The Parties shall cooperate in the necessary identification and specification of software, systems and other intellectual property required for the receipt of the Services by HCC.

ARTICLE VI.

CONFIDENTIALITY

Section 6.1 Confidentiality. In consideration of the benefits of this Agreement to each of the Parties and in order to induce each Party to enter into this Agreement, each Party hereby individually covenants and agrees that such Party and its Affiliates shall keep confidential and not disclose to any other Person or use to the detriment of the other Party any Confidential Information of another Party. The term “Confidential Information” means proprietary and confidential information concerning the Business, business relationships (including prospective customers and business partners) and financial affairs of any of HCC, Hyatt, or such Parties’ respective Affiliates, whether or not in writing and whether or not labeled or identified as confidential or proprietary, and includes inventions, trade secrets, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, guest, resident, supplier and prospect information, employee and financial information, and information disclosed to HCC or Hyatt, respectively, by third parties of a proprietary or confidential nature or under an obligation of confidence. Notwithstanding the forgoing, Confidential Information shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.1, (b) is developed by a Party independently without the use of Confidential Information, (c) is or becomes available on a non-confidential basis from a source other than the other Party or its advisors; provided that such source was not known to the disclosing Party to be bound by any agreement with the other Party to keep such information confidential or to be otherwise prohibited from transmitting the information, (d) is used in a manner contemplated by this Agreement or any of the Related Agreements, (e) is used by a Party to enforce this Agreement, or (f) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in the case of disclosure under clause (f), the disclosing Party shall notify the non-disclosing Party as early as reasonably practicable prior to disclosure to allow such non-disclosing Party to take appropriate measures to preserve the confidentiality of such information. Each Party agrees to safeguard the other Party’s Confidential Information with the same degree of care used by such Party to protect its own Confidential Information of this kind, but in no event less than a reasonable degree of care, and each Party shall comply with all applicable laws and regulations relating to privacy and protection of personal information.

ARTICLE VII.

LIMITATION ON DAMAGES; LIABILITY

Section 7.1 Limitation of Damages. No Party shall be liable to the other Party or any recipient of the Services, whether in contract, in tort (including negligence and strict liability), or otherwise, for consequential, special, incidental or punitive damages, which in any way arise out of, relate to, or are a consequence of, this Agreement, including, but not limited to loss of profits, business interruptions and claims of customers or employees of HCC or Hyatt and their respective Affiliates, as applicable.

Section 7.2 Limitation of Liability.

(a) Hyatt shall not be liable for any action or failure to act in performing its obligations hereunder, unless such action or failure to act results from Hyatt’s gross negligence or willful misconduct.

(b) Notwithstanding anything to the contrary contained herein, the total liability of Hyatt with respect to this Agreement or anything done in connection herewith, including, but not limited to, the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in contract, in tort (including negligence and strict liability) or otherwise, shall not exceed the amount Hyatt has received in payments pursuant to Section 3.1 and Section 3.2 of this Agreement for the provision of Services hereunder.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Indemnification of Hyatt. HCC hereby agrees to indemnify and hold harmless Hyatt and its Affiliates, and their respective officers, directors, managers, employees, equityholders, agents and representatives (collectively, the “Hyatt Indemnitees”) from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or out-of-pocket costs or expenses, including, without limitation, reasonable attorneys’ fees and expenses and costs and expenses of investigation that result directly from third party claims, actions or proceedings (collectively, “Losses”), arising out of or resulting from (a) any breach of this Agreement by HCC, or (b) such Hyatt Indemnitee’s provision of any Services hereunder, except to the extent such Losses result directly from the willful breach of this Agreement by Hyatt or the gross negligence or willful misconduct of such Hyatt Indemnitee in the performance of any obligations hereunder.

Section 8.2 Indemnification of HCC. Hyatt hereby agrees to indemnify and hold harmless HCC and its respective Affiliates, officers, directors, managers, employees, equityholders, agents and representatives (collectively, the “HCC Indemnitees”) from and against any and Losses, arising out of or resulting from (a) any willful breach of this Agreement by Hyatt, or (b) the gross negligence or willful misconduct of any Hyatt Indemnitee in the performance of any obligations hereunder.

Section 8.3 Insurance Proceeds. The amount which any Party (an “Indemnifying Party”) is or may be required to pay to any Hyatt Indemnitee or HCC Indemnitee (each, an “Indemnitee”) pursuant to this Article VIII shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable losses, liabilities and damages, whether under Section 8.1 or Section 8.2 (each, an “Indemnifiable Loss”). An Indemnitee shall use reasonable efforts to obtain such recoveries. An Indemnifying Party shall be subrogated, as appropriate, to the rights of any Indemnitee under such insurance policies held by the Indemnitee, it being understood and agreed that if an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts from third parties in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

Section 8.4 Indemnification Procedure.

(a) Except as may be set forth in this Agreement, if an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a Party to this Agreement of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided, that the failure of any Indemnitee to give notice as required by this Section 8.4 shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

Within thirty (30) days of the receipt of notice from an Indemnitee in accordance with Section 8.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall, if the Indemnitee is entitled to indemnification hereunder, notify the Indemnitee of the Indemnifying Party’s election whether to assume responsibility for such Third Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of the Indemnifying Party’s election within thirty (30) days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third Party Claim). If the Indemnifying Party assumes such responsibility, the Indemnitee shall cooperate in the defense or settlement or compromise of such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article VIII for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees, and, in such Indemnitees’ reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnitee (which shall not be unreasonably withheld or delayed), (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which (A) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third Party Claim or (B) includes an admission of fault, culpability or a failure to act by or on behalf of an Indemnitee or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnitee other than financial obligations for which such Indemnitee will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnitee without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnitee, or would otherwise result in Liability of, or have an adverse impact upon, such Indemnifying Party. If an Indemnifying Party fails to assume responsibility for a Third-Party Claim, such Indemnitee may defend or seek to compromise or settle such Third-Party Claim.

(b) If an Indemnifying Party is defending or seeking to compromise any Third Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any (non-privileged) books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

(c) Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of fifteen (15) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to it party under applicable law or under this Agreement.

(d) In addition to any adjustments required pursuant to Section 8.3, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 8.5 Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 8.6 Survival of Indemnities. The obligations of each of Hyatt and HCC under this Article VIII shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any liabilities, with respect to any Indemnifiable Loss of any of the other of them related to such assets, businesses or liabilities.

ARTICLE IX.

ARBITRATION

Section 9.1 Arbitration.

(a) Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the AAA. Either Party may initiate arbitration by notice to the other Party (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of arbitration shall be Chicago, Illinois. The arbitration shall be conducted by a single arbitrator appointed by HCC from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by Hyatt to HCC within fifteen (15) days after delivery of the Request for Arbitration. HCC will make its appointment within ten (10) days after it receives the list of qualified individuals from Hyatt. In the event Hyatt fails to send a list of at least five (5) qualified individuals to serve as arbitrator to HCC within such fifteen-day time period, then HCC shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event HCC fails to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after its receipt of such list from Hyatt, Hyatt shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with either of the Parties and who has at least ten (10) years of experience in the practice of law with experience in corporate and/or commercial matters. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The Parties may agree to extend the time limits specified in the foregoing sentence.

(b) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Illinois without giving effect to the principles of conflicts of law, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing Party. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any Party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the Parties an opportunity to present written submissions and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including the courts of Cook County, Illinois. Each Party to this Agreement irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of Illinois and of the United

States sitting in Chicago, Illinois in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION 9.1(a) OF THIS AGREEMENT.

(c) The Parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided that nothing herein shall prevent a Party from disclosing information regarding the arbitration for purposes of enforcing the award. The Parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

Section 9.2 Injunction. Nothing in this Agreement will prevent either Party from seeking injunctive relief against the other Party from any competent court or other authority pending the resolution of a controversy or claim through arbitration.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Force Majeure. Neither Hyatt nor HCC shall be considered in default in the performance of its obligations under this Agreement to the extent that its performance of such obligations is prevented or delayed by any cause beyond its control, including, but not limited to, strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, war, acts of terrorism, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, other events or situations which such Party was unable to prevent or overcome despite its exercise of reasonable due diligence.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented, only by a written agreement signed by each of the Parties.

Section 10.3 Waiver of Compliance; Consents. Any failure of HCC, on the one hand, or Hyatt, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Hyatt or HCC, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be duly given when delivered in person, by facsimile (with a confirmed receipt thereof) by messenger or courier service or registered or certified mail (postage prepaid, return receipt requested), at the following addresses (or at such other address for a party as shall be specified by like notice):

Prior to February 1, 2005:

If to HCC, to:

c/o Hyatt Gaming Management, Inc.

HCC Corporation

200 West Madison, Suite 4200

Chicago, Illinois 60606

Attention: General Counsel

If to Hyatt, to:

Hyatt Corporation

200 West Madison, Suite 4100

Chicago, Illinois 60606

Attention: General Counsel

On or after to February 1, 2005:

If to HCC, to:

c/o Hyatt Gaming Management, Inc.

HCC Corporation

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

If to Hyatt:

Hyatt Corporation

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

Section 10.5 Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable; provided, however, that Hyatt may subcontract its duties and obligations under this Agreement.

Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Illinois applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles thereof; provided, however, that the provisions hereof that be subject, in all respects, to the gaming regulatory bodies in the respective jurisdictions in which the Business is or may be conducted. To the extent that the rulings or regulations of any one or more of such regulatory bodies is inconsistent in any material respect with the express provisions hereof, the Parties agree to negotiate in good faith to address the implications of all of such rulings and regulations, such that the intents and purposes of this Agreement are preserved, failing which this Agreement and the rights and obligations of the Parties shall terminate, in whole or in part, as the case may be.

Section 10.7 Further Assurances. The Parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other Party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The Parties are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Agreement and there shall be no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.10 Entire Agreement. This Agreement (including the Schedules and Annexes referred to herein), embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and thereof and, except as otherwise explicitly provided herein, supersedes all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

Section 10.11 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 10.12 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Signature page follows.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

HYATT CORPORATION

By:	/s/ Kirk Rose
Name:	Kirk Rose
Title:	Senior Vice President Finance and Treasurer

HCC CORPORATION

By:	/s/ Peter Liguori
Name:	Peter Liguori
Title:	Vice President Finance

Exhibit A

Services & Fees

Service	Methodology Summary	Current Fee

Hotel Rooms	Annually agreed to rate schedule and provision for no shows and early departure	Rates for 2004 set forth on Annex A attached hereto

Transportation from Resort to Common Locations	Agreed to flat fee per type of trip	$45 per airport trip $15 per Incline Village trip

Valet Parking	No charge	No charge

Housekeeping	Actual usage of staff (including a percentage of payroll, taxes and employee benefits (“PTEB”) and operating supplies	100% of salary of 2 full-time supervisors and 4 full-time porters, plus 50% PTEB and operating supplies

Food & Beverage	Agreed to price points for banquets and all outlets, including a provision for no-shows	Banquets – retail prices less 25% All outlets – retail prices No-shows – billed based upon daily average check

Security	Portion of supervision of function and actual number of staff assigned to casino	50% of security director’s salary and salary of 10 full-time officers, plus 50% of PTEB

Accounting/ Human Resources/MIS (back of house support for casino)	HCC employees as a percentage of total Resort employees (including the HCC employees). This percentage to be applied against costs for back of house support areas that HCC agrees provides support. Costs to include PTEB costs.	25% of FTE percentage for payroll, accounts payable, general ledger staff (non-supervision), MIS and HR payroll, plus 50% PTEB and any ancillary fees related to the services provided

Advertising	Casino specific advertising approved in advance by HCC will be direct charged to HCC. Any shared or proportional sharing of costs will be agreed to ahead of time and approved by both parties.	Actual invoices from pre-approved casino-specific advertising or, in the case of any shared advertising, a percentage of such invoices as approved in advance by HCC.

Repairs & Maintenance	Based on approved work orders which will include labor, benefits and parts.	Based on signed work orders

PBX	Agreed to percentage based on the total number of phones in the casino compared to the total number of phones in the Resort (including the casino). This percentage is to be applied to total PBX expenses.	6% of total PBX expenses

Employee Meals	Agreed to cost per meal multiplied by the estimated number of annualized shifts	$5 per meal multiplied by the estimated number of annualized shifts

Spa Services	Retail prices	Retail prices

Annex A

2004 Hotel Room Rates

		Non-Peak			Peak
		1/4/04-5/27/04 & 9/12/04-12/16/04			5/28/04-9/11/04 & 12/17/04-1/5/05
#	Room Type	Casino <93%	Casino >93%	Var	Casino <93%	Casino >93%

119	Mountain View Room – Tower	130	185	55	195	260
117	Spa Terrace Room	130	185	55	195	260
22	Lakeside Dbl/Dbl Bedroom	165	220	55	230	295
18	Tahoe Room – Spa Exec. King	165	220	55	230	295
27	Exec. King – Tower Floors	165	220	55	230	295
43	Regency Club Room	165	220	55	230	295
40	Lake View Room – Tower	165	220	55	230	295
3	Stillwater Suite	230	330	100	340	460
8	1-Bedroom VIP Suite/Parlor	230	330	100	340	460
22	1-Bedroom Lakeside Cottage	250	400	150	370	700
2	1-Bedroom RC Presidential	360	510	150	540	720
22	2-Bedroom Lakeside Cottage	400	600	200	600	1000